EXHIBIT 15




Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C.  20549



         Re:      American Brands, Inc.
                  Registration Statement on Form S-8

Gentlemen:

     We are aware that (a) our report dated May 11, 1995 on our review of interim financial information of American Brands, Inc. and Subsidiaries for the three-month periods ended March 31, 1995 and 1994 and included in the Company's Quarterly Report on Form 10-Q for the quarterly period ended March 31, 1995 and
(b) our report dated August 10, 1995 on our review of interim financial information of American Brands, Inc. and Subsidiaries for the three-month and six-month periods ended June 30, 1995 and included in the Company's Quarterly Report on Form 10-Q for the quarterly period ended June 30, 1995 are being incorporated by reference in this Registration Statement on Form S-8 of American Brands, Inc., and the prospectus related thereto, relating to securities to be offered under the MasterBrand Industries, Inc. Hourly Employee Savings Plan. Pursuant to Rule 436(c) under the Securities Act of 1933, such reports should not be considered a part of such Registration Statement or prospectus prepared or certified by us within the meaning of Sections 7 or 11 of that Act.



                                            Very truly yours,


                                            COOPERS & LYBRAND L.L.P.



1301 Avenue of the Americas
New York, New York  10019
November 8, 1995